Exhibit 99.1

FOR IMMEDIATE RELEASE

DG ADOPTS LIMITED SHAREHOLDER RIGHTS PLAN

Plan Established to Protect Previously Announced Strategic Alternatives Process

Dallas, TX, September 6, 2012 —DG® (NASDAQ: DGIT), the world’s leading ad management and distribution platform, today announced that its Board of Directors has adopted a limited Shareholder Rights Plan (the “Rights Plan”) and declared a dividend of one stock purchase right for each share of common stock held by stockholders of record as of the close of business on September 19, 2012.

The Board of Directors adopted the short-term Rights Plan for the purpose of protecting the strategic alternatives process previously announced on July 16, 2012.  As announced on August 10, 2012, the strategic alternatives process is being conducted by a special committee of independent members of the Board (the “Special Committee”).

Consistent with its purpose, the term of the Rights Plan is only six months, ending on March 5, 2013. The Rights Plan is intended to enhance the ability of the Special Committee to conduct a thorough, deliberative process of exploring DG’s strategic alternatives, which include sale of the Company and sale of one or more of its divisions.

Subject to limited exceptions, if a person or group acquires 10% or more of the outstanding common stock of DG or announces a tender offer for 10% or more of the common stock, such a person or group constituting an “acquiring person,” each right will entitle the right holder to purchase, at the right’s then-current exercise price, a number of shares of common stock having a market value at that time of twice the right’s exercise price.  Rights held by the acquiring person will become void and will not be exercisable.

The rights distribution is not taxable to stockholders.  DG will file the Rights Plan on a Current Report on Form 8-K with the Securities and Exchange Commission. The foregoing description of the Rights Plan is only a summary and is qualified in its entirety by reference to the full text of the Rights Plan. Interested persons are urged to read the full Rights Plan as filed with the Securities and Exchange Commission.

About DG

DG connects over 11,000 global advertisers and agencies with their targeted audiences through an expansive network of over 6,000 television broadcast stations and over 11,500 web publishers in 75 countries.  The Company’s television division utilizes best-in-class network and content management technologies, creative and production resources, digital asset management and syndication services that enable advertisers and agencies to work faster, smarter and more competitively.  The Company’s online division, MediaMind, allows marketers to benefit from optimized management of online advertising campaigns while maximizing data driven advertising.  For more information, visit www.DGit.com.

Forward-Looking Statements

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical facts are forward-looking statements.  These statements include descriptions regarding the intent of DG with respect to the consummation of the strategic alternatives process described herein.  Such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties, and other factors that may cause the strategic alternatives process to fail for a variety of reasons, including factors discussed under the heading “Risk Factors” in DG’s Annual Report on form 10-K filed on February 29, 2012 and additional reports DG files with the Securities and Exchange Commission.

For more information contact:

Omar Choucair

Chief Financial Officer

DG

972/581-2000

JoAnn Horne

Market Street Partners

415/445-3233